Exhibit 10.4

Execution Version

First Amendment to Employment Agreement

This First Amendment to Employment Agreement (the “Amendment”) is entered into and effective as of September 6, 2024 (the “Effective Date”) by and between Alimera Sciences, Inc., a Delaware corporation having a principal place of business at 6310 Town Square, Suite 400, Alpharetta, Georgia (“Alimera” or the “Company”) and Todd Wood, (“Executive”). Capitalized terms used but not defined herein shall have the meaning provided in the Employment Agreement (defined below).

WHEREAS, Alimera and Executive (together, the “Parties”) are parties to an Employment Agreement with an effective date of December 11, 2023 (the “Employment Agreement”);

WHEREAS, Alimera and Executive have agreed to changes to certain terms of the Employment Agreement; and

NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.              The following sentence shall be added to the end of Section 7(c)(1):

If under the terms of this Agreement the Executive is entitled to a tax gross-up payment, for compliance with Section 409A, the gross-up payment will be made in accordance with Section 7(c)(3) of this Agreement, but in no event later than December 31 of the year following the year in which the Executive remits the related taxes.

2.              Section 7(c)(2) shall be deleted in its entirety and replaced with the following:

If any payment or benefit that Executive would receive in connection with an acquisition of ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) other than in connection with the Merger (as defined below) (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Section 409A of the Code, and, in the event that the reductions pursuant to this Section 7(c)(2) exceed payments that are subject to Section 409A of the Code, the remaining reductions shall be applied, on a pro rata basis, to any other remaining payments,  first with respect to amounts payable in cash before being made in respect to any payments to be provided in the form of benefits or Equity award acceleration, and in the form of benefits before being made with respect to Equity award acceleration. The Company’s determinations hereunder shall be final, binding and conclusive on all interested parties.

3.              The following Section 7(c)(3) shall be added (and the remaining subsections renumbered as needed):

(3) Section 280G.

i.	The Company and Executive acknowledge that the Company has entered into that certain Merger Agreement, dated June 21, 2024, among the Company, ANI Pharmaceuticals, Inc., a Delaware corporation (“Parent”), ANIP Merger Sub INC., and a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Subsidiary”), (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, and the Company shall continue as a wholly owned subsidiary of Parent. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise in connection with the Merger (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to the Executive, no later than the time the Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred any tax liability under Section 4999 of the Code.

ii.	Any determination required under this Section 7(c)(3) be made in writing in good faith by an independent accounting firm selected by the Company (the “Company Accountants”), and in a manner reasonably satisfactory to an independent accounting firm selected by Parent (“Parent Accountants”, and together with Company Accounts, the “Accountants”), with agreement to such determination by Parent Accountants not to be unreasonably withheld. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7(c)(3). For purposes of making the calculations and determinations required by this Section 7(c)(3), the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Company Accountants and Parent shall be responsible for all fees and expenses incurred by the Parent Accountants in connection with the calculations required by this Section 7(c)(3).

iii.	In light of the uncertainty in applying Section 4999 of the Code, if it is subsequently determined that the Gross-up Payment is not sufficient to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of the Executive such additional amounts necessary to put the Executive in the same after-tax position that he would have been in if the Excise Tax had not been imposed, but in no event later than three (3) days before the date any additional taxes are due. In the event that a written ruling of the Internal Revenue Service (IRS) is obtained by or on behalf of the Company or the Executive, which provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or a portion of the Excise Tax, then the Executive shall reimburse the Company in an amount equal to the Gross-up Payment, less any amounts which remain payable by or are not refunded to the Executive, within 14 days of the date the Executive receives the refund, as applicable. The Executive and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

4.              Except as herein modified or amended, no other term or provision of the Employment Agreement is amended or modified in any respect. The Employment Agreement, as modified by this Amendment, sets forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by Executive and a duly authorized member of the Board.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto, by and through their duly authorized representatives, have executed this Amendment effective as of the Effective Date.

TODD WOOD		ALIMERA SCIENCES, INC.

By:	/s/ Todd Wood	By:	/s/ Adam Morgan
	(signature)		(signature)

Tood Wood		Adam Morgan
President, U.S. Operations		Chairman of the Board of Directors of Alimera Sciences, Inc.

Date: September 6, 2024		Date: September 6, 2024

Signature Page to Amendment to Employment Agreement